                                                                    EXHIBIT 99.1


                CLEAR CHANNEL REPORTS SECOND QUARTER 2004 RESULTS

SAN ANTONIO, TEXAS JULY 23, 2004...Clear Channel Communications, Inc. (NYSE:
CCU) today reported results for its second quarter ended June 30, 2004.

The Company reported revenues of $2.5 billion in the second quarter of 2004, a 7% increase over the $2.3 billion reported for the second quarter of 2003. Clear Channel's net income and diluted earnings per share were $253.8 million and $.41 per diluted share during the second quarter of 2004.

The Company's second quarter 2003 net income included approximately $41.3 million of pre-tax gains, $.04 per diluted share after tax, related primarily to the early extinguishment of debt. Excluding this gain, Clear Channel's second quarter 2003 net income would have been $225.7 million or $.37 per diluted share and the Company's second quarter 2004 net income and diluted earnings per share growth would have been 12% and 11%, respectively.

On Wednesday, July 21, the Company announced that the Board of Directors declared a quarterly dividend of $0.125 per common share, an increase of 25% over the previous quarterly dividend of $0.10. The Board of Directors also authorized an incremental share repurchase program, permitting the Company to repurchase $1.0 billion of its common shares over the next 12 months. The Company had previously authorized a repurchase program of $1.0 billion on March 30, 2004, which is substantially complete. To date, the Company has repurchased $934 million of its common shares.

Mark Mays, Interim Chief Executive Officer, President and Chief Operating Officer said, "The long-term growth potential of Clear Channel has never been better. We are continuing to reinvent our businesses and are leading change in the businesses in which we compete. Our strong operating performance this quarter generated 12% earnings growth and produced a significant amount of free cash flow. As a result, we have increased the level of our dividend and implemented another share repurchase plan. We continue to believe that the purchase of our common stock represents an attractive opportunity to benefit the long-term interests of the Company and its shareholders. We expect to continue to deliver superior results and returns to our shareholders for years to come."

REVENUE AND DIVISIONAL OPERATING EXPENSES

                                                 Three Months Ended
(In thousands)                                        June 30,
                                             ---------------------------            %
                                                  2004           2003             Change
                                             -----------    ------------          ------
  Revenue
  Radio Broadcasting                         $   996,824    $   970,565              3%
  Outdoor Advertising                            639,549        569,174             12%
  Live Entertainment                             734,481        675,920              9%
  Other                                          149,917        139,305              8%
  Eliminations                                   (35,737)       (37,715)            (5%)
                                              -----------    -----------
CONSOLIDATED REVENUE                         $ 2,485,034    $ 2,317,249              7%
                                              ===========    ===========

   Divisional operating expenses
   Radio Broadcasting                        $   552,769    $   536,888              3%
   Outdoor Advertising                           432,989        414,334              5%
   Live Entertainment                            693,939        619,280             12%
   Other                                         116,353        109,118              7%
   Eliminations                                  (35,737)       (37,715)            (5%)
                                              -----------    -----------
CONSOLIDATED DIVISIONAL OPERATING EXPENSES   $ 1,760,313    $ 1,641,905              7%
                                              ===========    ===========

Included in the Company's second quarter 2004 revenue and operating expenses are approximately $44.7 million and $36.9 million, respectively, of foreign exchange increases compared to the same period of 2003.

RADIO BROADCASTING

The Company's radio broadcasting revenue increased 3% to $996.8 million in the second quarter of 2004 compared to the same period of 2003. The increase was driven by local revenues, the Company's syndicated radio programs and traffic revenues. The increase was partially offset by a decline in national advertising revenue, which contributed to a deceleration in the Company's revenue growth as the quarter progressed. The primary driver of revenue growth was in the Company's small and mid-sized markets, which the Company defines as markets outside the top 25. Strong advertising categories included services, media and consumer products, with automotive down for the quarter.

Radio's operating expenses increased 3% in the second quarter of 2004 compared to the same period of 2003. The primary drivers of the increase were increased compensation costs related to program talent salaries and sales commissions and increased advertising and promotion expenditures.

OUTDOOR ADVERTISING

The Company's outdoor advertising revenue increased 12% to $639.5 million during the second quarter of 2004 compared to the same period of 2003. Growth was led by strong domestic bulletin and poster revenues as well as international street furniture and billboard revenues. Excluding foreign exchange of approximately $28.8 million, revenues increased 7% for the quarter.

The growth in the Company's domestic bulletin and poster revenue came from growth in average rates, while occupancy levels were down for the second quarter of 2004 compared to 2003. Growth occurred across the majority of the Company's domestic markets, lead by Washington/Baltimore, Seattle, Tampa and Portland. Strong advertising categories included automotive, retail, soft drinks, telecommunications, entertainment, real estate and insurance.

The growth in the Company's international revenues was fueled by growth in average revenue per billboard and street furniture display. The number of billboard displays was down slightly while the number of street furniture displays was up for the second quarter of 2004 compared to the same period of 2003. Strong international markets included the United Kingdom, Australia and Sweden.

Outdoor's operating expenses increased 5% to $433.0 million during the second quarter of 2004 compared to the same period of 2003. The increase includes approximately $22.1 million from foreign exchange increases. Also, the Company recorded a restructuring charge of approximately $11.0 million related to its operations in France in the second quarter of 2003. Excluding foreign exchange and the restructuring charge, operating expenses were up 2% driven by increased site lease expenses.

LIVE ENTERTAINMENT

The Company's live entertainment revenue increased 9% to $734.5 million during the second quarter of 2004 compared to the same period of 2003. The increase was driven by an increase in ticket sales and theater event revenues, partially offset by event cancellations and a decline in ancillary revenues from concessions, merchandising and parking. The increase in theater revenues was driven by additional theatrical productions and an increase in the number of weeks presenting theater events in the second quarter of 2004 compared to the same period of 2003. The decline in ancillary revenues was a result of fewer events held at the Company's amphitheaters in the second quarter of 2004 compared to the same period of 2003. Also included in the revenue increase is approximately $15.9 million from foreign exchange increases.

Live entertainment's operating expenses increased 12% to $693.9 million during the second quarter of 2004 compared to the same period of 2003. Included in the increase is approximately $14.8 million from foreign exchange increases. Live Entertainment's operating expenses grew at a higher rate than its revenue growth primarily from event cancellations and higher guaranteed artist payments during the second quarter of 2004 compared to the same period of 2003.

SELECTED BALANCE SHEET INFORMATION

(In millions)                                                      June 30, 2004   March 31, 2004
                                                                   -------------   --------------
Cash                                                                $     232.8     $     194.0
Total Current Assets                                                $   2,460.8     $   2,197.5
Net Property, Plant and Equipment                                   $   4,103.8     $   4,168.3
Total Assets                                                        $  27,921.5     $  27,799.5
Current Liabilities (excluding current portion of long-term debt)   $   2,137.4     $   2,019.1
Long-Term Debt (including current portion of long-term debt)        $   6,676.6     $   6,285.1
Shareholders' Equity                                                $  15,122.8     $  15,582.0

CAPITAL EXPENDITURES

Capital expenditures for the second quarter of 2004 versus 2003 were:


(In millions)                        June 30, 2004                 June 30, 2003
                                     -------------                 -------------
Non-revenue producing                 $      47.4                   $       35.7
Revenue producing                            38.5                           40.1
                                      -----------                   ------------
    Total capital expenditures        $      85.9                   $       75.8
                                      ===========                   ============

The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

LIQUIDITY AND FINANCIAL POSITION

For the six months ended June 30, 2004, cash flow from operating activities was $903.8 million, cash flow provided from investing activities was $320.3 million, and cash flow used in financing activities was $1.1 billion for a net increase in cash of $109.4 million.

At June 30, 2004, Clear Channel had long-term debt of:

(In millions)                             June 30, 2004
                                          -------------

Bank Credit Facilities                    $       920.8
Public Notes                                    5,551.4
Other Debt                                        204.4
                                          -------------
    Total                                 $     6,676.6
                                          =============


Leverage, defined as debt*, net of cash, divided by the trailing 12-month pro forma EBITDA**, was 2.80x at June 30, 2004.

On July 13, 2004 the Company entered into a new five-year, multi-currency revolving credit facility in the amount of $1.75 billion. The facility can be used for general working capital purposes including commercial

----------

* As defined by Clear Channel's credit facilities, debt of $6,676.6 million plus letters of credit of $138.7 million; guarantees of third party debt of $13.2 million; net origional issue discount/premium of $4.4 million; deferred purchase consideration of $14.4 million included in other long-term liabilities; plus the fair value of interest rate swaps of $19.0 million; and less purchase accounting premiums of $15.3 million.

** As defined by Clear Channel's credit facilities, pro forma EBITDA is the trailing twelve-month EBITDA adjusted to include EBITDA of any assets acquired in the trainling twelve-month period.

paper support as well as to fund capital expenditures, acquisitions, stock repurchases and the refinancing of certain public debt securities. The Company's existing $1.5 billion revolving credit facility was repaid in its entirety and terminated at the same time the Company entered into the new facility.

Randall Mays, Chief Financial Officer for the Company, said, "Our second quarter results highlight the attractive growth characteristics of our out-of-home media assets and our ability to generate significant free cash flow. In addition, we have repurchased a total of $934 million of our common shares under our share repurchase plan, increased our dividend 25% and successfully closed and funded a new $1.75 billion, five-year, multi-currency, revolving credit facility. With the new facility and the overall reduction and refinancing of debt that has occurred over the past few years, we have a strong balance sheet and are very well positioned to grow earnings and free cash flow over the long-term."

As of June 30, 2004, 64% of the Company's debt bears interest at fixed rates and 36% of the Company's debt bears interest at floating rates based upon LIBOR. The Company's weighted average cost of debt at June 30, 2004 was 5.06%.

As of July 23, 2004, Clear Channel has approximately $1.1 billion available on its bank credit facilities. The Company does not have any public debt maturing during 2004. The Company may utilize existing capacity under its bank facilities and other available funds for future maturities or redemptions of debt. Redemptions or repurchases will occur through open market purchases, privately negotiated transactions, or other means.

BUSINESS OUTLOOK

The Company expects that operating income will increase in the low double digits on a percentage basis and earnings per share will increase in the high teens to low twenties on a percentage basis for the full year of 2004. Earnings per share guidance excludes gains from the sale of investments and operating assets, and the effects of early extinguishment of debt.

CONFERENCE CALL

The Company will host a teleconference to discuss its results on July 23rd at 9:00 a.m. Eastern Time. The conference call number is 800-810-0924 and the pass code is 396859. Please call ten minutes in advance to ensure that you are connected prior to the presentation. The teleconference will also be available via a live audio cast on the Company's website, located at www.clearchannel.com. A replay of the call will be available for 72 hours after the live conference call. The replay number is 888-203-1112 and the pass code is 396859. The audio cast will also be archived on the Company's website and will be available beginning 24 hours after the call for a period of one week.

                              FINANCIAL HIGHLIGHTS
               CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                                    UNAUDITED
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)


                                                               THREE MONTHS ENDED
                                                                     JUN 30,
                                                                                           %
                                                              2004            2003       CHANGE
REVENUE                                                   $ 2,485,034    $ 2,317,249      7.2%
Divisional operating expenses                               1,760,313      1,641,905
Corporate expenses                                             46,581         42,459
Non-cash compensation expense                                     915          1,779
Depreciation and amortization                                 167,754        161,880
                                                           ----------     ----------
OPERATING INCOME                                              509,471        469,226      8.6%
Interest expense                                               85,403         95,311
Gain (loss) on marketable securities                           (5,503)         2,581
Equity in earnings (loss) of nonconsolidated affiliates        10,635          6,713
Other income (expense) - net                                   (2,694)        39,142
                                                          -----------     ----------
Income before income taxes                                    426,506        422,351

Income tax benefit (expense):

      Current                                                (106,888)       (58,321)
      Deferred                                                (65,848)      (112,730)
                                                          -----------     ----------

NET INCOME                                                $   253,770    $   251,300      1.0%
                                                          ===========     ==========
Net Income per share:
           BASIC                                          $      0.42    $      0.41      2.4%
                                                          ===========     ==========

           DILUTED                                        $      0.41    $      0.41      0.0%
                                                          ===========     ==========


   Weighted Average Shares Outstanding - Diluted              612,960        617,556

        SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION (D&A) AND NON-CASH COMPENSATION EXPENSE

The following tables set forth Clear Channel's Operating Income, D&A and Non-cash compensation expense for the three months ended June 30, 2004 and 2003. The Company defines "Operating Income before D&A and Non-cash compensation expense" as net income adjusted to exclude the following line items presented in its Statement of Operations: Income tax benefit (expense); Other income (expense) - net; Equity in earnings of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; D&A; and, Non-cash compensation expense.

The Company uses Operating Income before D&A and Non-cash compensation expense, among other things, to evaluate the Company's operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management. It helps improve investors' ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Additionally, the Company's bank credit facilities use this measure for compliance with leverage covenants.

Since Operating Income before D&A and Non-cash compensation expense is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. Operating Income, D&A and Non-cash compensation expense are all financial statement line items included on the Company's statement of earnings. Operating Income before D&A and Non-cash compensation expense is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income
(loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions, which are excluded.

As required by the SEC, the Company provides reconciliations below of Operating Income before D&A and Non-cash compensation expense for each segment to such segment's operating income, and Operating Income before D&A and Non-cash compensation expense to net income, the most directly comparable amounts reported under GAAP.

                                                           Non-cash                       Operating Income before
(In thousands)                      Operating income      compensation    Depreciation       D&A and Non-cash
                                         (loss)             expense     and amortization   compensation expense
                                   ----------------       ------------  ----------------  -----------------------
THREE MONTHS ENDED JUNE 30, 2004
Radio Broadcasting                     $ 405,848            $   232        $  37,975            $ 444,055
Outdoor Advertising                      113,754                 --           92,806              206,560
Live Entertainment                        25,647                 --           14,895               40,542
Other                                     16,706                 --           16,858               33,564
Corporate                                (52,484)               683            5,220              (46,581)
                                       ---------            -------        ---------             ---------
  Consolidated                         $ 509,471            $   915        $ 167,754             $ 678,140
                                       =========            =======        =========             =========

THREE MONTHS ENDED JUNE 30, 2003
Radio Broadcasting                     $ 394,401            $   500        $  38,776             $ 433,677
Outdoor Advertising                       65,369                 --           89,471               154,840
Live Entertainment                        41,714                 --           14,926                56,640
Other                                     17,608                 --           12,579                30,187
Corporate                                (49,866)             1,279            6,128               (42,459)
                                       ---------            -------        ---------             ---------
  Consolidated                         $ 469,226            $ 1,779        $ 161,880             $ 632,885
                                       =========            =======        =========             =========


RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION (D&A) AND NON-CASH COMPENSATION EXPENSE TO NET INCOME

(In thousands)                                                THREE MONTHS ENDED JUNE 30,
                                                                     2004         2003
                                                              -----------    ------------
Operating Income before D&A and Non-cash compensation expense
                                                                $ 678,140    $ 632,885
Non-cash compensation expense                                         915        1,779
Depreciation & amortization                                       167,754      161,880
                                                                ---------    ---------
Operating Income                                                  509,471      469,226

Interest expense                                                   85,403       95,311
Gain (loss) on marketable securities                               (5,503)       2,581
Equity in earnings of nonconsolidated affiliates                   10,635        6,713
Other income (expense) - net                                       (2,694)      39,142
                                                                ---------    ---------

Income before income taxes                                        426,506      422,351
Income tax (expense) benefit:
     Current                                                     (106,888)     (58,321)
     Deferred                                                     (65,848)    (112,730)
                                                                ---------    ---------

Net income                                                      $ 253,770    $ 251,300
                                                                =========    =========


ABOUT CLEAR CHANNEL WORLDWIDE

Visit our website at http://www.clearchannel.com.

Clear Channel Worldwide, headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising and entertainment industries with radio and television stations, outdoor advertising displays, and live entertainment productions and venues throughout the United States and in 63 countries around the world.

For further information contact:
Investors - Randy Palmer, Senior Vice President of Investor Relations, (210) 832-3315 or

Media - Lisa Dollinger, Senior Vice President of Corporate
Communications, (210) 832-3474 or visit our web-site at http://www.clearchannel.com.

THE NUMBERS CONTAINED WITHIN THIS RELEASE ARE UNAUDITED. CERTAIN STATEMENTS IN THIS RELEASE CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE WORDS OR PHRASES "GUIDANCE," "EXPECT," "ANTICIPATE," "ESTIMATES" AND "FORECAST" AND SIMILAR WORDS OR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. IN ADDITION, ANY STATEMENTS THAT REFER TO EXPECTATIONS OR OTHER CHARACTERIZATIONS OF FUTURE EVENTS OR CIRCUMSTANCES ARE FORWARD-LOOKING STATEMENTS. VARIOUS RISKS THAT COULD CAUSE FUTURE RESULTS TO DIFFER FROM THOSE EXPRESSED BY THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS RELEASE INCLUDE, BUT ARE NOT LIMITED
TO: CHANGES IN ECONOMIC CONDITIONS IN THE U.S. AND IN OTHER COUNTRIES IN WHICH CLEAR CHANNEL CURRENTLY DOES BUSINESS (BOTH GENERAL AND RELATIVE TO THE ADVERTISING AND ENTERTAINMENT INDUSTRIES); FLUCTUATIONS IN INTEREST RATES; CHANGES IN INDUSTRY CONDITIONS; CHANGES IN OPERATING PERFORMANCE; SHIFTS IN POPULATION AND OTHER DEMOGRAPHICS; CHANGES IN THE LEVEL OF COMPETITION FOR ADVERTISING DOLLARS; FLUCTUATIONS IN OPERATING COSTS; TECHNOLOGICAL CHANGES AND INNOVATIONS; CHANGES IN LABOR CONDITIONS; CHANGES IN GOVERNMENTAL REGULATIONS AND POLICIES AND ACTIONS OF REGULATORY BODIES; FLUCTUATIONS IN EXCHANGE RATES AND CURRENCY VALUES; CHANGES IN TAX RATES; CHANGES IN CAPITAL EXPENDITURE REQUIREMENTS AND ACCESS TO CAPITAL MARKETS. OTHER KEY RISKS ARE DESCRIBED IN THE CLEAR CHANNEL COMMUNICATIONS' REPORTS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. EXCEPT AS OTHERWISE STATED IN THIS NEWS ANNOUNCEMENT, CLEAR CHANNEL COMMUNICATIONS DOES NOT UNDERTAKE ANY OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS BECAUSE OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.